EXPENSE SUPPORT AND CONDITIONAL REIMBURSEMENT AGREEMENT This Expense Support and Conditional Reimbursement Agreement (the “Agreement”) is made this 17th day of September 2026, by and between CHURCHILL DIRECT LENDING FUND, a Delaware statutory trust (the “Fund”), and CHURCHILL ASSET MANAGEMENT LLC, a Delaware limited liability company (the “Adviser”). WHEREAS, the Fund is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and organized as a Delaware statutory trust on January 22, 2026; WHEREAS, the Fund has retained the Adviser to furnish investment advisory services to the Fund on the terms and conditions set forth in the investment advisory agreement, dated September 17, 2026, entered between the Fund and the Adviser, as may be amended or restated (the “Advisory Agreement”); WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interests of the Fund that the Adviser may cause one or more of its affiliates (the “Expense Support Party”) to pay a portion of the Fund’s expenses from time to time, which the Fund will be obligated to reimburse to the applicable Expense Support Party at a later date if certain conditions are met. NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows: 1. Adviser Expense Payments to the Fund (a) At such times as the Adviser determines, Nuveen Alternative Holdings LLC, an affiliate of the Adviser (“Churchill Affiliate”), may elect to pay certain expenses of the Fund on the Fund’s behalf (each such payment, an “Expense Payment”). In making an Expense Payment, Churchill Affiliate will designate, as it deems necessary or advisable, what type of Expense it is paying (including, whether it is paying organizational or offering expenses); provided that no portion of an Expense Payment will be used to pay any interest expense and/or shareholder servicing fees of the Fund (each, an “Expense Payment”). Such Expense Payment will be made in any combination of cash or other immediately available funds no later than forty-five days after a written commitment from Churchill Affiliate to pay such expense, and/or by an offset against amounts due from the Fund to Churchill Affiliate. (b) The Churchill Affiliate may, in its sole discretion, make an Expense Payment to the Fund. Any Expense Payment that Churchill Affiliate has committed to pay shall be paid by Churchill Affiliate to the Fund in any combination of cash or other immediately available funds no later than forty-five days after such commitment was made, and/or offset against amounts due from the Fund to Churchill Affiliate. Any Expense Payment made pursuant to this Section shall be recorded in the books and records of the Fund. 2. Reimbursement of Expense Payments by the Fund (a) Following any calendar month in which Available Operating Funds (as defined below) exceed the cumulative distributions accrued to the Fund’s shareholders based on distributions declared with respect to record dates occurring in such calendar month (the amount of such excess being hereinafter referred to as “Excess Operating Funds”), the Fund shall pay such Excess Operating Funds, or a portion thereof in accordance with Sections 2(b), as applicable, to Churchill Affiliate until such time as all Expense Payments made by Churchill Affiliate to the Fund within three years prior to the last business day of such calendar month have been reimbursed. Any payments required to be made by the Fund pursuant to this Section 2(a) shall be referred to herein as a “Reimbursement Payment.” For purposes of this Agreement, “Available Operating Funds” means the sum of (i) the Fund’s net investment income (including net realized short-term capital gains reduced by net realized long- term capital losses), (ii) the Fund’s net capital gains (including the excess of net realized long-term capital gains over net realized short-term capital losses) and (iii) dividends and other distributions paid to the Fund on account of investments in portfolio companies (to the extent such amounts listed in clause (iii) are not included under clauses (i) and (ii) above). (b) Subject to Section 2(c), the amount of the Reimbursement Payment for any calendar month shall equal the lesser of (i) the Excess Operating Funds in such month and (ii) the aggregate amount of all Expense Payments made by Churchill Affiliate to the Fund within three years prior to the last business day of such calendar

2 month that have not been previously reimbursed by the Fund to Churchill Affiliate; provided that Churchill Affiliate may waive its right to receive all or a portion of any Reimbursement Payment in any particular calendar month, in which case such waived amount will remain unreimbursed Expense Payments reimbursable in future months pursuant to the terms of this Agreement. (c) Notwithstanding anything to the contrary in this Agreement, no Reimbursement Payment will be made for any month if: (i) the Effective Rate of Distributions Per Share (as defined below) declared by the Fund at the time of such Reimbursement Payment is less than the Effective Rate of Distributions Per Share at the time the Expense Payment was made to which such Reimbursement Payment relates, or (ii) the Operating Expense Ratio (as defined below) at the time of such Reimbursement Payment is greater than the Operating Expense Ratio at the time the Expense Payment was made to which such Reimbursement Payment relates. For purposes of this Agreement, “Effective Rate of Distributions Per Share” means the annualized date (based on a 365-day year) of regular cash distributions per share of beneficial interest declared by the Fund’s Board of Trustees (the “Board”) exclusive of returns of capital, distribution rate reductions due to any fees (including to a transfer agent) payable in connection with distributions, and any declared special dividends or distributions. The “Operating Expense Ratio” is calculated by dividing Operating Expenses (as defined below), less organizational and offering expenses, base management fees owed to the Adviser, and interest expense, by the Fund’s net assets. “Operating Expenses” means all of the Fund’s operating costs and expenses incurred, as determined in accordance with accounting principles generally accepted in the United States. (d) The Fund’s obligation to make a Reimbursement Payment shall automatically become a liability of the Fund on the last business day of the applicable calendar month, except to the extent Churchill Affiliate has waived its right to receive such payment for the applicable month. The Reimbursement Payment for any calendar month shall be paid by the Fund to Churchill Affiliate in any combination of cash or other immediately available funds as promptly as possible following such calendar month and in no event later than forty-five days after the end of such calendar month. (e) All Reimbursement Payments hereunder shall be deemed to relate to the earliest unreimbursed Expense Payments made by Churchill Affiliate to the Fund within three years prior to the last business day of the calendar month in which such Reimbursement Payment obligation is accrued. 3. Termination and Survival (a) This Agreement shall become effective as of the date of this Agreement. (b) This Agreement may be terminated, without the payment of any penalty, by the Fund or the Adviser at any time, with or without notice. (c) This Agreement shall automatically terminate in the event of (i) the termination by the Fund of the Advisory Agreement; (ii) the Board makes a determination to dissolve or liquidate the Fund; or (iii) upon a sale of all or substantially all of the Fund’s assets to, or a merger or other liquidity transaction with, an entity in which the Fund’s shareholders receive shares of a publicly-traded company which continues to be managed by the Adviser or an affiliate thereof. (d) Sections 3 and 4 of this Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary, Section 2 of this Agreement shall survive any termination of this Agreement with respect to any Expense Payments that have not been reimbursed by the Fund to Churchill Affiliate. 4. Miscellaneous (a) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. (b) This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. (c) Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Fund is registered as a closed-end management investment company under the 1940 Act, this Agreement shall also be

3 construed in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the 1940 Act, the latter shall control. Further, nothing in this Agreement shall be deemed to require the Fund to take any action contrary to the Fund’s [Amended and Restated] Declaration of Trust or Bylaws, as each may be amended or restated, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund. (d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. (e) The Fund shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Adviser. (f) This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. [Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above. CHURCHILL DIRECT LENDING FUND By: Name: John D. McCally Title: Vice President and Secretary CHURCHILL ASSET MANAGEMENT LLC By: Name: John D. McCally Title: Secretary